Exhibit 3.3

CERTIFICATE OF AMENDMENT OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

BIOCARDIA, INC.

The undersigned, Peter Altman, hereby certifies that:

1.	He is the duly elected President and Chief Executive Officer of BioCardia, Inc., a Delaware corporation (the “Corporation”).

2.	The name of the Corporation is BioCardia, Inc. The Corporation was originally incorporated under the name “BioCardia DeviceCo, Inc.” The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on March 1, 2002.

3.	Pursuant to Section 242 of the Delaware General Corporation Law, this Certificate of Amendment of Amended and Restated Certificate of Incorporation further amends the provisions of the Corporation’s Amended and Restated Certificate of Incorporation.

4.	The terms and provisions of this Certificate of Amendment of Amended and Restated Certificate of Incorporation have been duly approved by written consent of the required number of shares of outstanding stock of the Corporation pursuant to Subsection 228 of the General Corporation Law of the State of Delaware.

5.	Article IV of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended to add after the first paragraph thereof the following paragraphs:

“Immediately upon the filing of this Certificate of Amendment, each 7.131 outstanding shares of Common Stock, each 7.131 outstanding shares of Series A Preferred Stock, each 7.131 outstanding shares of Series B Preferred Stock, each 7.131 outstanding shares of Series C Preferred Stock, each 7.131 outstanding shares of Series D Preferred Stock, each 7.131 outstanding shares of Series E Preferred Stock, and each 7.131 outstanding shares of Series F Preferred Stock, will be exchanged and combined, automatically and without further action, into one (1) share of Common Stock or one (1) share of Series A Preferred Stock, one (1) share of Series B Preferred Stock, one (1) share of Series C Preferred Stock, one (1) share of Series D Preferred Stock, one (1) share of Series E Preferred Stock, or one (1) share of Series F Preferred Stock, respectively (the “Reverse Stock Split”).

The Reverse Stock Split shall be effected on a certificate-by-certificate basis and no fractional shares shall be issued upon the exchange and combination. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay an amount of cash equal to the product of (i) the fractional share to which the holder would otherwise be entitled and (ii) the then fair value of a share as determined in good faith by the Board of Directors of the Corporation. All other rights, preferences and privileges of the Company’s Common Stock and such Series of Preferred Stock, including the Issuance Price (as defined below) for such Series of Preferred Stock, shall be adjusted to reflect the Reverse Stock Split pursuant to the terms of this Amended and Restated Certificate of Incorporation.

The Reverse Stock Split shall occur whether or not the certificates representing such shares of Common Stock or Series of Preferred Stock, as applicable, are surrendered to the

Corporation or its transfer agent. Each certificate that immediately prior to the Effective Time represented shares of Common Stock or any Series of Preferred Stock, as applicable (“Old Certificates”), shall thereafter be deemed to represent that number of shares of Common Stock or shares of Preferred Stock, as applicable, into which the shares of Common Stock or such series of Preferred Stock, as applicable, represented by the Old Certificate shall have been combined.

The par value of each share of capital stock following the Reverse Stock Split shall be as stated above in this Article IV. All of the share amounts, amounts per share and per share numbers for the Common Stock and each Series of Preferred Stock, as applicable, set forth herein shall be adjusted to give effect to the Reverse Stock Split. For clarity, any provisions set forth herein that could be read so as to result in a duplicative adjustment as a result of the Reverse Stock Split shall be interpreted such that each such share amount, amounts per share and per share number is only adjusted a single time to give effect to the Reverse Stock Split.”

* * * *

IN WITNESS WHEREOF, the undersigned certifies that he has executed this Certificate of Amendment of Amended and Restated Certificate of Incorporation as an authorized officer of BioCardia, Inc., as of the 2nd day of July, 2015.

/s/ Peter Altman
Peter Altman
President and Chief Executive Officer

Signature Page to BioCardia, Inc. Certificate of Amendment